Contact: Neenah Paper, Inc.
Bill McCarthy
Vice President – Financial Analysis and Investor Relations
678-518-3278

Neenah Declares Quarterly Dividend and Announces Annual Shareholders Meeting on May 23, 2017
ALPHARETTA, GEORGIA. May 1, 2017 - Neenah Paper, Inc. (NYSE:NP) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.37 per share on the company's common stock. The dividend will be payable on June 2, 2017 to shareholders of record as of close of business on May 12, 2017.
In addition, the company announced that its 2017 Annual Meeting of Shareholders will be held on Tuesday, May 23, 2017 at 10:00 a.m., Eastern Time. The Annual Meeting will be held at Neenah Paper's corporate office, located at 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005. Common shareholders of record as of end of business on March 31, 2017 are eligible to vote at the meeting.

About Neenah Paper, Inc.
Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for tapes, labels and other products, and premium printing and packaging papers. The company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Germany and the United Kingdom. Additional information can be found at the company's web site, www.neenah.com